Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered effective as of March 24, 2015 (“Effective Date”), between Car Charging Group, Inc. a Nevada corporation, (the “Company”), whose principal place of business is 1691 Michigan Avenue, Suite 601, Miami Beach, Florida 33139 and Ira Feintuch, an individual (the “Executive”), whose address is 4106 N. 48th Terrace, Hollywood, FL 33021.

RECITALS

A.                The Company, through its Affiliates and subsidiaries, sells, installs, and maintains electric vehicle charging stations located on municipal or privately owned real property within designated areas throughout the United States and abroad (the “Business”).

B.                 The Executive is an individual with extensive experience in the EV charging industry as well as the Company and the Company wishes to employ Executive as its Chief Operating Officer.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

1.       EMPLOYMENT. The Company hereby agrees to employ Executive and Executive hereby accepts such employment in his capacity of Chief Operating Officer, upon the terms and conditions hereinafter set forth. The Company may also direct that the Executive serve as a member of its or its Affiliates’ Boards. In the event of service on any Board, the Executive may receive additional compensation, consistent with that received by other employees that are Board Members. The Company may also direct Executive to perform such duties for other entities which are now or may in the future be affiliated with the Company and its Affiliates, subject to the limitation that Executive’s overall time commitment is comparable to similarly situated executives. Executive shall serve the Company and the Affiliates exclusively, faithfully, diligently and to the best of his ability; however, nothing shall restrict Executive from participation in charitable endeavors. Executive agrees during the Term (as hereinafter defined) of this Agreement to devote all of his full-time business efforts, attention, energy and skill to the performance of his employment to furthering the interest of the Company and the Affiliates. During the Term (including any renewals thereof) as defined, herein Executive shall have such duties and responsibilities commensurate with said position. For purposes of this Agreement, “Affiliate” with respect to either Party, shall mean any entity which directly or indirectly controls or is controlled by, or is under common control with that Party

2.       COMPENSATION/BENEFITS.

a.       Salary. Company shall pay Executive a base salary (the “Base Salary”), Two Hundred Fifty Thousand Dollars ($250,000) per year paid in accordance with the Company’s payroll policies and procedures for all employees.

b.      Equity Compensation. Executive shall be entitled to receive the following Company securities as follows:

(i)	1,000,000 shares of Series A Convertible Preferred Stock, payable 50% upon signing of this Agreement and 50% on the one (1) year anniversary of this Agreement;

(ii)	1,500 shares of Series C Convertible Preferred Stock, payable 50% upon signing of this Agreement and 50% on the one (1) year anniversary of this Agreement;

(iii)	1,500,000 shares of Common Stock, payable 50% upon signing of this Agreement and 50% on the one (1) year anniversary of this Agreement.

c.       Employee Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental insurance, medical insurance, sick leave, vacation and holidays. The Company shall additionally pay all costs associated with standard medical coverage for Executive consistent with Executive’s historical coverage.

d.      Key Man Insurance. The Company may elect to obtain a Key Man term insurance policy on the Executive and the Company will be named the payee/beneficiary on such policy.

e.       Paid Time Off. The Company provides a flexible Paid Time Off (“PTO”) program that will allow Executive to use PTO for absences due to illness, vacation or personal need. The amount of PTO Executive will be granted will be 25 days, or 200 PTO hours, based upon an eight hour work-day.

(i)	Upon the termination or expiration of Executive's employment by Company under this Agreement, Executive shall not be entitled to compensation for any unutilized PTO.

f.       Business Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all reasonable, out-of-pocket expenses incurred and approved by the Company.

g.      Automobile and Telephone. The Executive shall be entitled to use a Company-owned automobile and telephone for use by Executive for day-to-day employment activities. Executive shall be responsible for any and all gasoline / charging expenses incurred for non-work related use and any international telephone expenses shall be approved by the Company.

h.      Warrants and Options. Any and all options or warrants awarded to the Executive (or an Affiliate of Executive) to acquire the Company’s common stock which are held as of the Effective Date shall have a minimum term of three (3) years from the Effective Date. All Company securities held by Executive as of the date of this Agreement are listed on Schedule A attached hereto.

i.        Fundamental Transaction.  If, at any time prior to the one (1) year anniversary of this Agreement, (A) the Company effects any merger or  consolidation  of the Company with or into another entity, (B) the Company, directly or indirectly, effects any sale, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental  Transaction”), then all Equity Compensation due pursuant to Section 2(b) not yet vested hereunder shall be deemed to have vested immediately prior to the consummation of such Fundamental Transaction.

j.        Bonus and Performance Bonus. Executive may receive a performance-based annual bonus in the form of cash or securities, at the discretion of the Company’s Executive Committee, or pursuant to one or more written incentive plans adopted by the Board of Directors of the Company.

3.       TERM. The Term of employment hereunder will commence on the date hereof, and end three (3) years from the Effective Date (the “Initial Term”), subject to termination as set forth herein. The Term shall automatically renew (“Renewal Term”) for successive a one (1) year terms, unless written notification is provided no less than sixty (60) days prior to the expiration of the then-current Renewal Term.

4.       DEATH, DISABILITY AND TERMINATION.

a.       Death. In the event of the death of the Executive during the Term or the Renewal Term of the Agreement, accrued salary and expense reimbursement payments shall be paid to the Executive’s designated beneficiary. Otherwise, death terminates this Agreement.

b.      Disability. In the event of the Executive’s Disability, as hereinafter defined, below, Disability terminates this agreement.

(i)	“Disability” for the purposes of this Agreement, shall be deemed to have occurred in the event (a) the Executive is unable by reason of sickness or accident to perform the Executive’s duties under this Agreement for a cumulative total of twelve (12) weeks within any one calendar year or (b) the Executive is unable to perform Executive’s duties for ninety (90) consecutive days or (c) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

(ii)	Anything herein to the contrary notwithstanding, the term “disability” hereunder may be superseded by the definitions set forth in any disability insurance obtained by the Company to allow for coverage of Executive. Further, if following a termination of employment hereunder due to disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant, any salary continuation due to the Executive hereunder or pursuant to any insurance policy shall terminate effective on the commencement date of such reemployment.

c.	Termination by the Company for Cause.

(i)	Nothing herein shall prevent the Company from immediately terminating Executive’s employment for Cause (as hereinafter defined). Upon such termination for Cause, the Executive shall only continue to receive accrued salary for the period ending with the date of such termination as provided in this Section 4(c). Further, any rights and benefits the Executive may have in respect of any other compensation shall be automatically forfeited upon such termination for Cause.

(ii)	“Cause” shall mean a determination in good faith by the Board of Directors of the Company, coupled with demonstrable proof and/or reasonable findings of fact to substantiate that (i) the Executive has intentionally committed an act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of this Agreement with the Company; (ii) the Executive has willfully and intentionally damaged the Company, monetarily or otherwise; (iii) the Executive has intentionally disclosed the Company’s Confidential Information or breached the Non-Disclosure and/or Non-Use provisions hereunder; (iv) the Executive has intentionally engaged in any competitive activity which would constitute a breach of his obligations under this Agreement; (v) the Executive has continuously failed and/or refused to comply with reasonable instructions or directives from the Company.

d.      Termination by the Company Other Than for Cause. The foregoing notwithstanding, the disinterested members of the Company’s Executive Committee may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, in the event such termination is not based upon Cause, or if Executive’s employment is terminated under this Section 4(d), the Company shall continue to be obligated to pay to Executive his Salary for nine (9) months after written notice of termination (“Severance Payment”). In the event this Agreement is terminated by the Company for any reason other than for Cause prior to the first anniversary of this Agreement, in addition to any Severance Payment owed, the securities payable pursuant to Section 2(b) above shall vest immediately.

5.       COVENANT NOT TO COMPETE. Executive acknowledges and recognizes the highly competitive nature of Company’s Business and that the goodwill and business strategy of the Company, constitutes a substantial asset of the Company. Executive further acknowledges and recognizes that during the course of the Executive’s employment, Executive has and will continue to receive specific knowledge of Company’s Business, access to trade secrets and Confidential Information (as defined in Section 6), participate in business acquisitions and decisions, and that it would be impossible for Executive to work for a competitor without using and divulging this valuable confidential information. Executive further acknowledges that Company is without an adequate remedy at law in the event this covenant is violated and that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement and shall apply regardless of whether Executive’s employment is terminated with Cause as provided in Section 4(c) above, or if Executive’s employment is terminated without Cause under Section 4(d) hereof. The Executive recognizes that the terms of this covenant are reasonable and necessary for the protection of the Company’s business because the value of Executive’s services will be enhanced by his association with the Company. Accordingly, Executive agrees to the following:

a.       During the Term of this Agreement and for a period of nine (9) months after termination of the Executive’s employment under this Agreement or any renewal or extension thereof (the “Restricted Period”), provided the Company is not in breach of its obligations to Executive, including, but not limited to the Severance Payments and any payments of past due compensation, for whatever reason and anywhere within the United States of America and any geographical area in which the Company was doing business prior to the date of termination hereof (the “Restricted Area”), Executive will not individually or in conjunction with others, directly or indirectly engage in any business activities, whether as an officer, director, proprietor, employer, employee, partner, independent contractor, investor (other than as a passive holder of less than two percent (2%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise (except with the approval of the Board of Directors).

b.      During the Restricted Period and within the Restricted Area, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company’s customers that have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company (except with the consent of the Board of Directors).

c.       That during the Restricted Period and within the Restricted Area, Executive will not (a) directly or indirectly recruit any employee of the Company to discontinue such employment relationship with the Company, or (b) employ or seek to employ, or cause to permit any business which competes directly or indirectly with the Business of the Company (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

d.      That during the Restricted Period, Executive will not interfere with, disrupt, or attempt to disrupt any past or present relationship contractual or otherwise, between the Company and any of the Company’s employees.

6.       NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

a.       Executive acknowledges that the Company’s: (1) trade secrets, private or secret processes, methods and ideas, as they exist from time to time, patents and information concerning the Company’s services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, training methods, development/technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company’s Business, credit and financial data concerning the Company’s customers, marketing and (2) advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the “Confidential Information”) are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive’s association with the Company. In light of the highly competitive nature of the industry in which the Company’s business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive’s association with the Company shall be considered confidential.

b.      The Executive agrees that the Executive shall (1) hold in confidence and not disclose or make available to any third party any Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (2) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (3) not use, directly or indirectly the Confidential Information except in order to perform the Executive’s duties and responsibilities to the Company; (4) restrict the disclosure or availability of the Confidential Information to those who have read and understood this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement without the prior consent of the Company; (5) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such limitation on copying or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his duties and responsibilities to the Company; (6) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (7) relinquish, and require all of its employees to relinquish, all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information, promptly delivery to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof.

c.       Executive further agrees (1) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive; (2) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Executive, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof shall belong to the Company and that Executive shall not acquire any intellectual property rights in the ideas under this Agreement except the limited right to use set forth in this Agreement; (3) that Executive shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

d.      Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show (1) at the time of disclosure, is in the public domain as evidenced by printed publications; (2) after the disclosure, enters the public domain by way of printed publication through no fault of the Executive; (3) by written documentation was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (4) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Executive by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Executive intends to avail himself of any of the foregoing exceptions, the Executive shall notify the Company in writing of his intention to do so and the basis for claiming the exception.

e.       Upon written request of the Company, Executive shall return to the Company all written materials containing the Confidential Information. Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five (5) days of receipt of the request.

7.       SALES RESTRICTIONS. Until such time as Executive has sold all of the Bleed-Out Shares, Executive shall have the right, in aggregate, to sell, dispose or otherwise transfer the Bleed-Out Shares without restriction, up to ten percent (10%) of the average daily volume of the Company’s common shares traded over the most recent thirty (30) day period during which the Company’s SEC filings were complete and current immediately preceding such days trading (the “30 Day Rolling Period”).

a.       By way of example only and for the avoidance of doubt, assuming the Company is current in its filings, on March 20, 2015, Executive would be able to trade 5% of the average daily volume of Company shares calculated using the “30 Day Rolling Period” immediately preceding March 20, 2015 , which, if the Company files its presently outstanding quarterly report on March 16, 2015, the relevant 30 Day Rolling Period would then be October 20, 2014 – November 14, 2015 and March 16, 2015 – March 19, 2015. For purposes of this Section 7, “Bleed Out Shares”, are defined as any shares acquired pursuant hereto, or issued upon conversion of securities acquired pursuant hereto, options, warrants, or other rights to purchase the Shares or any other security of the Company which Executive owns or has a right to acquire as of the date hereof (collectively, the “Bleed-Out Shares”).

b.      Any subsequent issuance to and/or acquisition by Executive of common shares or options or instruments convertible into common shares will be subject to the provisions of this Section 7.

c.       Until such time as Executive has sold all of the Bleedout Shares, upon request from the Company, Executive shall deliver to the Company a written statement detailing all sales, transfers or other transactions of the Company’s securities and (ii) Executive’s current holdings of Company securities.

d.      Permitted Transfers. Notwithstanding the foregoing restrictions on transfer, Executive may, at any time and from time to time, transfer the Bleedout Shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Warrant Holder, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which Warrant Holder is a general partner, or (iv) make a gift of to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended provided, that, in the case of any gift or transfer described in clauses (i), (ii), (iii) or (iv), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned so that in the aggregate, no more than the number of Bleedout Shares allowable under Section 5.1 above may be transferred on a given day, except in accordance with the terms hereof. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

e.       Ownership. Until such time as Executive has sold the shares in question, Executive shall retain all rights of ownership in the Bleedout Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

f.       Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent. Company and its transfer agent are hereby authorized to decline to make any transfer of the Bleedout Shares if such transfer would constitute a violation or breach of this Agreement.

g.      Survival. The provisions of this Section 7 shall survive the expiration or earlier termination of: (i) this Agreement, and/or (ii) Executive’s employment, whether with or without Cause, or due to death or Disability.

h.      Financing Lock-Up Agreement. Executive additionally agrees to execute and return that certain Lockup Agreement (the “Lockup”) required of all executive officers and directors of the Company pursuant to the Company’s most recent round of financing. For the avoidance of doubt, during the term of the Lockup, the restrictions contained therein shall prevail over any conflicting sales restriction obligations in this Agreement. Upon the expiration or termination of the Lockup, the sales restrictions contained in this Agreement shall remain in full force and effect and, in the event of a conflict between the sales restriction provisions of this Agreement and any other agreement to which Executive and the Company are parties, the terms stated herein shall prevail.

8.       AMENDMENTS. This Agreement shall not be modified or amended except by written agreement duly executed by the parties hereto.

9.       HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

10.     COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original; but all counterparts shall together constitute one and the same instrument.

11.     ENTIRE AGREEMENT. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. The foregoing notwithstanding, the parties expressly agree and acknowledge that that certain Car Charging Group, Inc. Fee/Commission Agreement dated November 17, 2009 between the parties shall remain in full force and effect in accordance with its terms. Nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of public or private companies and receiving compensation from such service.

12.     GOVERNING LAW. This Agreement is to be construed and enforced according to the laws of the State of Florida.

13.     CONSTRUCTION.

a.       This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

b.      In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

14.     VENUE. Venue in any action arising from this Agreement shall be in Miami-Dade County, Florida.

15.     SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

16.     NON-ASSIGNABILITY. This Agreement is personal in nature and not assignable by any party hereto, except that the Company may assign this Agreement to an Affiliate.

17.     BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, its successors, transferees and assigns.

18.     PAYMENT OF COSTS AND LEGAL FEES UPON BREACH.  In the event of a breach by Executive of the terms of this Agreement, Executive shall be responsible to pay all reasonable costs, fees and expenses (including reasonable attorney fees) incurred in connection with the exercise or enforcement of any of the Company’s rights, powers or remedies pursuant to this Agreement and directly connected to such material breach, (including in all trial, bankruptcy and appellate proceedings) regardless of whether or not suit is filed.  In the event suit is filed, Executive shall be required to pay the Company’s costs and reasonable legal fees for such material breach if the Company’s claim and/or claims is/are upheld by an Order of the Court prior or subsequent to trial or by stipulation or other settlement document whereby the Company prevails on any and/or all of its claims against Executive.

19.     RIGHT TO WORK.  For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States.  Such documentation must be provided to the Company within five (5) business days of the date of this Agreement or this Agreement may be terminated for Cause.

20.     NO CONFLICTING OBLIGATIONS. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive further represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

- SIGNATURE PAGE TO FOLLOW -

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date in Miami-Dade County, Florida.

Car Charging, Inc.

By:
Name:	Michael D. Farkas
Its:	Chief Executive Officer

EXECUTIVE

By:
Name:	Ira Feintuch

Schedule A

Company Securities

	Grant Date	# of Option	Exercise Price	Expiration Date
Ira Feintuch	12/28/2012	600,000	$1.46	03/24/2018
Ira Feintuch	8/26/2013	686,665	$1.28	03/24/2018
Ira Feintuch	5/14/2014	210,000	$1.00	03/24/2018

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